                                                     Registration No. 333-161466

      As filed with the Securities and Exchange Commission on March 9, 2010

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                 AMENDMENT NO. 4
                                   ON FORM F-1
                                       TO
                                    FORM F-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                   TEFRON LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             ISRAEL                      2340                NOT APPLICABLE
 (STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD       (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)  NDUSTRIAL CLASSIFICATION   IDENTIFICATION NO.)
                                      CODE NUMBER)

                           INDUSTRIAL CENTER, TERADYON
                                  P.O. BOX 1365
                              MISGAV, 20179, ISRAEL
                                 + 972-4-9900881
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                TEFRON USA, INC.
                                 720 MAIN ST. W.
                                  P.O. BOX 100
                                VALDESE, NC 28690
                                ATTN: ERAN ROTEM
                                 + 972-4-9900881

            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   Copies to:
                               PERRY WILDES, ADV.
               GROSS, KLEINHENDLER, HODAK, HALEVY, GREENBERG & CO.
                               ONE AZRIELI CENTER
                             TEL AVIV 67021, ISRAEL
                                 +972-3-607-4444

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.

                                EXPLANATORY NOTE

     This Amendment No. 4 on Form F-1 to Form F-3 is filed solely for the purpose of filing Exhibits 10.1 and 99.4 to the Registration Statement
(Registration No. 333-161466) originally filed by Tefron Ltd. with the
Securities and Exchange Commission on August 21, 2009 (the "Registration
Statement"). This Amendment No. 4 consists of this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement.
This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement, and accordingly such prospectus has not been included herein.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION OF OFFICE HOLDERS

     Our Articles of Association also include the following provisions:

     o    a provision authorizing us to indemnify an office holder to the fullest extent permitted by law, retroactively or prospectively, against a financial liability he incurs or is imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court in respect of an act performed in his capacity as an office holder of the company;

     o    a provision authorizing us to indemnify an office holder to the fullest extent permitted by law, retroactively or prospectively, against reasonable litigation expenses, including attorneys' fees incurred by such office holder or charged to him by a court, in proceedings we institute against him, or instituted on our behalf or by another person, or in a criminal charge, from which he was acquitted or in a criminal charge in which he was convicted for an offense that does not require the proof of criminal intent, all in respect of an act performed in his capacity as an office holder of the company;

     o    a provision authorizing us to indemnify an office holder to the fullest extent permitted by law, retroactively or prospectively, against reasonable litigation expenses, including attorneys' fees, incurred by such office holder due to an investigation or proceeding conducted against him by an authority authorized to conduct such investigation or proceeding, and which was ended without filing an indictment against him and without the imposition of a financial liability as a substitute for a criminal proceeding, or that was ended without filing an indictment against him but for which he was subject to a financial liability as a substitute for a criminal proceeding relating to an offense which does not require criminal intent, within the meaning of the relevant terms in the Companies Law;

     o    a provision authorizing us to indemnify an office holder to the fullest extent permitted by law, retroactively or prospectively, against liabilities, obligations and expenses in respect of which we may be legally permitted to indemnify under the Companies Law;

     o    a provision authorizing us to grant in advance an undertaking to indemnify an office holder for liabilities described under the first bullet point above, provided that the undertaking is restricted to events that in the opinion of the board of directors are foreseen in light of the Company's actual activities at the time that the commitment is made ("Determining Events") and will be limited to an amount or criteria determined by the board of directors to be reasonable under the circumstances. The undertaking must specify those events, sum or criteria. Such indemnification may include any other liability or event permitted by any applicable law. The aggregate indemnification amount paid under the first bullet point above may not exceed an amount equal to the sum of (i) all the insurance proceeds for the Determining Events received by us from time to time within the scope of any directors' and officers' liability insurance and (ii) an amount equal to 25% (twenty five percent) of our shareholders' equity as set forth in our most recent consolidated financial statements prior to the date of the actual payment of the indemnification by us;
          and

     o    a provision stating that our articles shall not limit us in any way from entering into a contract for the insurance, or the granting of exemptions or indemnification, in connection with an office holder in our company or any person designated by us to serve as a director in another company in which we have an interest or hold shares, directly or indirectly, to the extent that the insurance, exemption or indemnification are not forbidden by any applicable law.

LIMITATION ON EXEMPTION, INSURANCE AND INDEMNIFICATION

     The Companies Law provides that a company may not exempt an office holder from liability for, indemnify an office holder for, or enter into an insurance contract that would provide coverage for, any monetary liability incurred as a result of any of the following:

     o    a breach by the office holder of his duty of loyalty; provided that a company may indemnify an office holder for, or enter into an insurance contract that would provide coverage for, any monetary liability incurred as a result of a breach by the office holder of his duty of loyalty in the event the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o    a breach by the office holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences, other than mere negligence;

     o    any act or omission done with the intent to derive an illegal personal benefit; or

     o    any fine levied against the office holder as a result of a criminal offense.

REQUIRED APPROVALS

     In addition, pursuant to the Companies Law, indemnification of and procurement of insurance coverage for our office holders must be approved by our audit committee and board of directors and, for indemnification and insurance for directors and controlling shareholders, also, subject to certain exceptions, by our shareholders.

INDEMNIFICATION LETTERS

     We have granted indemnification letters to our directors and officers. The aggregate amount of the indemnification under such letters may not exceed an amount equal to 25% of our equity capital as set forth in our most recent consolidated financial statements prior to such payment.

     Under the indemnification letters, we agreed to indemnify our directors and officers for any liability or expenses which are indemnifiable according to the law as follows: a monetary liability imposed on a director or an officer or incurred by a director or an officer in favor of another person under a judgment, including a judgment granted in the case of a settlement or an arbitration award approved by the court, provided that such director or officer's actions were associated with one or more of the Determining Events (as defined below) or any matter associated, directly or indirectly, with the
Determining Events, that, in any such case, in the opinion of the board of directors are anticipated in light of the actual activities of the Company as of the date of the letter of indemnification, provided that the maximum amount of such indemnification does not exceed the amount set forth above.

     The following are considered Determining Events under the indemnification letters, among others:

     o    Acts with regard to investments (whether or not implemented) performed by the Company, its subsidiaries or affiliates (whether before or after the investment is made);

     o    The offering of securities, including public and private offerings;

     o    A credit, sale or purchase of assets or liabilities transaction;

     o    The filing of a report or announcement required by the Israeli
          Companies Law, Israeli Securities Law and related regulations or by any similar law or regulation;

     o    Acts relating to employment of employees;

     o    Any act causing bodily injury, sickness, death and damage to property;

     o    Any restructuring of the Company, reorganization or any resolution in connection with the aforesaid, including any merger split, variation of the share capital of the Company, subsidiaries or affiliates, the dissolution or sale thereof, issue of any security whatsoever of the
          Company, subsidiary or affiliate or performance of any distribution
          (within the meaning of the Companies Law) or any procurement bid by or in connection with any of the aforesaid;

     o    Any expression, statement, including expression of a viewpoint or opinion made in good faith by the Officer in the course of and by virtue his position, including within the course of general meetings or meetings of the Board of Directors of the Company, a subsidiary or affiliate thereof or any committees of the Board of Directors, and negotiations and communications with suppliers, advisors and clients;

     o    Actions submitted against an Officer in connection with the dissolution or receivership of the Company, a subsidiary or affiliate;

     o    Acts or decisions in connection with drafting or approval of financial statements, business plans or forecasts in connection with the
          Company, a subsidiary or an affiliate;

     o    Granting of liens on Company assets and granting guarantees on behalf of the Company;

     o    Compliance with various governmental requirements in Israel and outside Israel;

     o    Establishment and management of financial policy, including credit policies, hedging against changes in currency exchange rates and utilization of cash reserves;

     o    Any action and/or decision relating to preparation of work plans, including pricing, marketing, distribution and instructions to employees, to customers and to suppliers and to cooperative arrangements, including with competitors;

     o    Any action and/or decision relating to product development or relating to the conduct of product testing, approvals, sales, distribution or licensing;

     o    Any action and/or decision that may be considered as an infringement of the intellectual property rights of a third party;

     o    Representations and any undertaking granted vis-a-vis third parties or the Company, a subsidiary or affiliate or vis-a-vis any person acting on behalf thereof; and

     o    Each of the Determining Events in connection with the position of the
          Officer in a subsidiary or an affiliate.

     We agreed to indemnify our directors and officers for the following legal expenses:

     o    reasonable legal expenses, including attorneys' fees, disbursed or which a director or an officer is ordered to pay by a court in proceedings filed against such director or officer by the Company or another corporation according to the Company's request, as the case may be, or in the name of either of the aforesaid or by any other person or under a criminal charge from which such director or officer may be exonerated, or under a criminal charge of which such director or officer is convicted not requiring proof of any MENS REA; and

     o    reasonable legal expenses, including attorneys' fees, expended in connection with an investigation or proceeding against a director or an officer by an authorized authority, and that concludes without an indictment against such director or officer and either (i) no monetary payments are imposed on such director or officer in lieu of criminal proceedings or (ii) monetary payments are imposed on such director or officer in lieu of criminal proceedings, provided that the alleged criminal offense does not require proof of any MENS rea.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

     None.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

     See Exhibit Index after signature page.

ITEM 9. UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  to include any prospectus required by Section 10(a)(3) of the
               Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the
               information set forth in the registration statement.
               Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the
               Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the
               "Calculation of Registration Fee" table in the effective
               registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration
               statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities
Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b)
that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities
Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section
10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the
Commission by the registrant pursuant to Section 13 or Section 15(d) of the
Securities Exchange Act of 1934 that are incorporated by reference in the Form
F-3.

     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (i)  If the registrant is relying on Rule 430B (Sec 230.430B of this chapter):

               A. Each prospectus filed by the registrant pursuant to Rule
               424(b)(3) shall be deemed to be part of the registration
               statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

               B. Each prospectus required to be filed pursuant to Rule
               424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to
               Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of
               1933 shall be deemed to be part of and included in the
               registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the
               registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the
               registration statement or prospectus that is part of the
               registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the
               registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the
               registration statement or made in any such document immediately prior to such date of first use.

     (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Misgav, in the State of Israel, on March 9, 2010.

                                   TEFRON LTD.

By: /s/ Eran Rotem                           By: /s/ Amit Meridor
------------------                           --------------------
Eran Rotem                                   Amit Meridor
Chief Financial Officer                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

    SIGNATURE                           TITLE                         DATE

/s/ Amit Meridor        Chief Executive Officer                March 9, 2010
--------------------    (principal executive officer)
Amit Meridor

/s/ Eran Rotem          Chief Financial Officer (principal     March 9, 2010
--------------------    financial and accounting officer)
Eran Rotem

       *                Chairman of the Board of Directors     March 9, 2010
--------------------
Yacov Gelbard

       *                Director                               March 9, 2010
--------------------
Ishay Davidi

--------------------    Director                               March__, 2010
Meir Shamir

       *                Director                               March 9, 2010
--------------------
Avi Zigleman

--------------------    Director                               March__, 2010
Shirith Kasher

--------------------    Director                               March__, 2010
Zvi Limon

       *                External Director                      March 9, 2010
--------------------
Eli Admoni

       *                External Director                      March 9, 2010
--------------------
Yacov Elinav

* By: /s/ Eran Rotem
--------------------
Name:  Eran Rotem                                              March 9, 2010
Title: Attorney-in-Fact

Authorized Representative in the United States:

TEFRON U.S.A., INC.

By: /s/ Eran Rotem                                             March 9, 2010
------------------
Name:  Eran Rotem
Title: CFO

By: /s/ Steve Goad                                             March 9, 2010
------------------
Name:  Steve Goad
Title: Director of USA operation

EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION

4.1            Form of Rights Agent Agreement. **

4.2            Specimen Certificate for Ordinary Shares.**

4.3            Form of Rights Certificate and Form of Instruction Letter.  **

5.1            Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg &
               Co., Israeli counsel for Tefron Ltd., as to the validity of the ordinary shares.**

10.1           Agreement, dated March 2, 2010, among Tefron Ltd., Hi-Tex Founded by Tefron Ltd. and Macro Clothing Ltd. and Bank Leumi L'Israel
               Ltd., Bank HaPoalim Ltd. and Israel Discount Bank Ltd. (English
               translation).*

23.1           Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg &
               Co. (included in Exhibit 5.1).**

23.2           Consent of Kost Forer Gabay & Kasierer, a Member Firm of
               Ernst & Young Global. *

24.1           Power of Attorney (included on signature page).

99.1           Form of Letter to Record Holders. **

99.2           Form of Letter to Securities Dealers, Commercial Banks, Trust
               Companies and Other Nominees. **

99.3           Form of Letter to Clients. **

99.4           Letter, dated January 6, 2010, from Norfet, Limited Partnership to Bank Leumi L'Israel Ltd., Bank HaPoalim Ltd. and Israel
               Discount Bank Ltd. committing that it (and/or its designee) will participate in a rights offering and/or private placement, and in the framework of such rights offering and/or private placement not less than $4 million would be invested in Tefron's equity
               (English translation). *

----------

*    Filed herewith.

**   Previously filed.